Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 27, 2015, relating to the consolidated financial statements of Broadway Financial Corporation, which report appears in the Form 10-K of Broadway Financial Corporation for the year ended December 31, 2014, which is incorporated by reference in Amendment No. 2 to the Registration Statement (Form S-1, No. 333-201233) of Broadway Financial Corporation and related Prospectus for the registration of 8,829,549 shares of common stock.

/s/Moss Adams LLP

San Francisco, California
April 17, 2015